Exhibit 99.1

Press Release	Source: J.L. Halsey Corporation

J.L. Halsey Reports Second Quarter Results
Tuesday February 14, 4:05 pm ET

First Reporting Period to Reflect Results from Both Lyris and EmailLabs Acquisitions

WILIMINGTON, Del.—(BUSINESS WIRE)—Feb. 14, 2006—J.L. Halsey Corporation (OTCBB:JLHY - News) today reported results for the second quarter of fiscal 2006. The results described below reflect the company’s acquisition of two leading email marketing companies — Lyris Technologies, Inc., and EmailLabs — which occurred on May 12, 2005 and October 11, 2005, respectively.

During the past year, the Company has made a significant transformation to an email marketing technology and services business. Prior to the Lyris and EmailLabs acquisitions, the company had no operating businesses. Because of this, the company believes that comparisons to results in the prior year are not meaningful.

For the second quarter ended December 31, 2005, the company reported revenues of $6.2 million. Given the timing of the EmailLabs acquisition, not all of EmailLabs revenues for the quarter are included in Halsey’s revenues. J.L. Halsey reported net income on a GAAP basis of $800,483, or $0.01 per diluted share, in the second quarter of 2006.

Net income on a non-GAAP basis for the second quarter of fiscal 2006 was $1.4 million, or approximately $0.02 per diluted share. Non-GAAP net income excludes $719,000 in amortization of intangibles resulting from the Lyris and EmailLabs acquisitions and $102,000 in stock-based compensation, and excludes as well a gain of $209,000 from discontinued operations.

“We are delighted with the growth of both Lyris and EmailLabs and their expanded penetration of the growing email marketing sector,” said David Burt, chief executive officer of J.L. Halsey. “For calendar 2005, combined revenues at the two companies were approximately $23.0 million, a 30 percent increase over combined revenues of approximately $17.7 million in calendar 2004. These results reflect the companies’ ability to significantly expand their customer base and generate enhanced relationships with existing customers,” he added. “In addition, we are also pleased to have a strong and diverse revenue base with 63% of the revenue for this quarter derived from providing hosted email marketing services. Software sales and other services, primarily support and maintenance provided the balance of the revenue for the quarter.”

Non-GAAP net income is a financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. Management believes that it is useful in measuring the company’s operations to exclude amortization of intangibles, stock-based compensation and gains or losses from discontinued operations. Management also believes that non-GAAP net income provides useful supplemental information to management and investors regarding the performance of the company’s business operations. Non-GAAP net income is a performance measure only and it does not provide any measure of the company’s cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP.

About J.L. Halsey Corporation

J.L. Halsey is the successor to a company that was engaged in the healthcare services businesses. All of the healthcare operating assets were sold by the previous board of directors and management team. Following those sales the current board and Chief Executive Officer engaged in a process to identify acquisitions to deploy the remaining assets, which consisted primarily of cash and approximately $180 million in federal net operating loss carry forwards.

As a result of the Lyris and EmailLabs acquisitions, the company is now the largest publicly traded company focused primarily on email marketing technology and services. Lyris and EmailLabs provide software and services to allow their clients to engage in permission-based email marketing. Our clients include departments of federal, state and local governments, national and local political parties and candidates, large universities and charities, divisions of Fortune 500 companies, significant U.S. and international online businesses, publishers and retailers. Clients include Nokia, Adobe, PalmSource and Jupitermedia. Over 5,000 companies use Lyris or EmailLabs email marketing solutions to automate the growth and management of their email lists, as well as publish email campaigns, email newsletters and email discussion groups. Known for positive ISP relations, outstanding deliverability and a commitment to permission-based marketing, Lyris and EmailLabs solutions are considered among the best in the industry. We believe Lyris’ flagship product, Lyris ListManager, is the world’s best-selling software solution for email marketing, while EmailLabs, Sparklist and Lyris ListHosting offer the same powerful capabilities in the form of an on-demand web-based service. For more information, visit www.lyris.com or www.EmailLabs.com

Precautionary Statement Regarding Forward-Looking Information

Some of the statements in this press release may include forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA), that reflect our current views with respect to future events and financial performance. These forward-looking statements, which may apply to us specifically or the email marketing technology and services industry in general, are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. Statements that include the words “expect”, “intend”, “plan”, “believe”, “project”, “estimate”, “may”, “should”, “anticipate”, “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. Certain risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K under the section entitled “Business – Risk Factors.” This section, along with other sections of our Annual Report, describes some, but not all, of the factors that could cause actual results to differ significantly from management’s expectations and have a material adverse effect on the business, financial condition and common stock of the Company. This list of factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our filings with the Securities and Exchange Commission (available at www.sec.gov). Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions otherwise prove to be incorrect, our actual results may vary materially from what we project. Any forward-looking statements you read in this news release reflect our views as of the date of this press release with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, financial condition, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

Contact:

J.L. Halsey Corporation

Richard McDonald, 610-688-3305

(Director, Investor Relations)

or

Kalt Rosen & Co.

Neal B. Rosen, 415-397-2686

Source: J.L. Halsey Corporation